EXHIBIT 99.1

Repros to Submit IND for Vaginal Delivery of Proellex(R) for Fibroid De-bulking and Symptom Elimination

Company receives guidance from FDA in pre-IND teleconference for IND requirements

No additional preclinical studies are required

THE WOODLANDS, Texas, Sept. 8, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced it will submit an Investigational New Drug (IND) Application to the U.S. Food and Drug Administration (FDA) for the use of vaginally delivered Proellex for significant fibroid size reduction and symptom elimination with the goal of avoiding surgery. This announcement follows a pre-IND teleconference with the FDA regarding the elements that the Company plans to include in the IND along with the initial Phase II study in women with uterine fibroids. The FDA noted that no new preclinical studies are required to begin human trials. Importantly, the FDA also indicated that the vaginal formulation will not be subject to the partial clinical hold that the oral IND is on currently.

As part of the pre-IND briefing document, the Company submitted data from a recently completed GLP rabbit vaginal irritation study, in which no irritation was observed, using the highest dose anticipated in human studies. The Company also submitted animal model data that suggest vaginal doses of Proellex may exhibit profoundly greater anti-proliferative effects on tissues that respond to progesterone stimulation than the oral dosage form. Vaginal administration avoids first pass liver effects and potentially reduces systemic exposure to a small fraction of that achieved via oral administration. In animal studies, vaginal administration resulted in maximum systemic exposure levels roughly 1/6th of that achieved with the same oral dose. Despite the lower systemic exposure, anti-proliferative effects were 4 times that of the equivalent oral dose in the animal models.

In clinical efficacy studies using oral Proellex for the treatment of uterine fibroids, women experienced a nearly 50% reduction in mean fibroid size at a 25mg dose. When those women were then escalated to a 50mg oral dose for an additional four months, fibroid size was reduced to approximately 25% of the initial volume. Based on the assessment of fibroid symptoms as scored by Uterine Fibroid Symptom Quality of Life (UFSQOL), women on Proellex at these doses were, in general, symptom free after treatment.

The Company will soon commence the manufacture of clinical supplies of Proellex for vaginal administration for the study and assemble and submit the new IND to the FDA during the 4th quarter of 2011. The first clinical study the Company plans to conduct for vaginally delivered Proellex will initially assess steady state exposure in women with fibroids. Subsequently, the subjects will roll into a three-month study of three different vaginal doses. During the second phase, change in fibroid size will be assessed by MRI, and impact on symptoms using the UFSQOL will also be studied. The Company believes it can complete the three month Phase 2 study during 2012, in time to hold an end of Phase 2 meeting to discuss a potential Phase III program during the 4th quarter of 2012.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com

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CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer